FORM 4

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                       Filed pursuant to Section 16(a) of
                         the Securities Exchange Act of
                           1934, Section 17(a) of the
                   Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940


             /_/ Check this box if no longer subject to Section 16.
                   Form 4 or Form 5 obligations may continue.
                              See Instruction 1(b).

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1.   Name and Address of Reporting Person*:      Berman      David        P.
                                                -------------------------------
                                                 (LAST)     (FIRST)    (MIDDLE)

                                    c/o PanAmSat Corporation One Pickwick Plaza
                                    -------------------------------------------
                                                     (STREET)

                                          Greenwich    Connecticut     06830
                                          -------------------------------------
                                            (CITY)      (STATE)        (ZIP)


2.   Issuer Name and Ticker or Trading Symbol:
          PanAmSat Corporation-SPOT D

3.   IRS or Social Security Number of Reporting Person  (Voluntary):

4.   Statement for Month/Year:
         May 1997

5.   If Amendment, Date of Original:
      (Month/Year)


6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

_____  Director

__X__  Officer (give title below)

_____  10% Owner

_____  Other (specify below)

     Senior Vice President Program Services


7.   Individual or Joint/Group Filing (Check Applicable Line)

_X__  Form filed by One Reporting Person

____  Form filed by More than One Reporting Person


                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1.   Title of Security:
      (Instr. 3)
         Common Stock, par value $.01 per share ("Common Stock")

2.   Transaction Date:
      (Month/Day/Year)


3.   Transaction Code:
      (Instr. 8)
      Code                 V


4.   Securities Acquired (A) or Disposed of (D):
      (Instr. 3, 4 and 5)

      Amount       (A) or (D)         Price



5.   Amount of Securities Beneficially Owned at End of Month:
      (Instr. 3 and 4)
         0

6.   Ownership Form:   Direct (D) or Indirect (I):
      (Instr. 4)


7.   Nature of Indirect Beneficial Ownership:
      (Instr. 4)


Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction
4(b)(v).




           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)


1.   Title of Derivative Security:
      (Instr. 3)
         Employee Stock Options (right to buy)

2.   Conversion or Exercise Price of Derivative Security:
         $29.00

3.   Transaction Date :
      (Month/Day/Year)
         5/16/97

4.   Transaction Code:
      (Instr. 8)
      Code                 V
      A

5.   Number of Derivative Securities Acquired (A) or Disposed of (D):
      (Instr. 3, 4 and 5)

       (A)                 (D)
       6,250


6.    Date Exercisable and Expiration Date:
       (Month/Day/Year)

       Date Exercisable             Expiration Date
       (1)                          5/16/07


7.   Title and Amount of Underlying Securities:
       (Instr. 3 and 4)

      Title                Amount or Number of Shares
      Common Stock         6,250


8.   Price of Derivative Security:
      (Instr. 5)

9.   Number of Derivative Securities Beneficially Owned at End of Month:
      (Instr. 4)
         6,250

10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):
       (Instr. 4)
         D

11.  Nature of Indirect Beneficial Ownership:
       (Instr. 4)


Explanation of Responses:

(1) The options will become exercisable in equal installments over three years commencing May 16, 1998.



                                            *David P. Berman
** Intentional misstatements or            /s/ James W. Cuminale
   omissions of facts constitute           -----------------------
   Federal Criminal Violations.            ** Signature of Reporting Person
   See 18 U.S.C. 1001 and                   * By: James W. Cuminale
   15 U.S.C. 78ff(a).                             Authorized Signatory

                                           Date: June 9, 1997


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